Exhibit 5.1

KIRKPATRICK & LOCKHART NICHOLSON GRAHAM, LLP

December 2, 2005

Orthometrix, Inc.
106 Corporate Park Drive
White Plains, NY 10604

Re:	Registration Statement on Form SB-2 Registration for Resale of 10,926,429 Shares of Common Stock

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form SB-2 (the ‘‘Registration Statement’’) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the ‘‘1933 Act’’), in connection with the registration for resale of 10,926,429 shares (the ‘‘Shares’’) of Common Stock, par value $0.0005 per share (the ‘‘Common Stock’’), of Orthometrix, Inc., a Delaware corporation (the ‘‘Company’’), including shares of Common Stock underlying certain warrants issued by the Company (the ‘‘Warrant Shares’’).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares and the warrants, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of officers of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company. In respect of the Warrant Shares, when such Warrant Shares are issued and paid for upon the exercise and pursuant to the terms of the warrants, they will be validly issued, fully paid, and nonassessable and, in respect of the balance of the Shares being registered, such Shares are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term expert as used in Section 11 of the 1933 Act or the rules and regulations promulgated thereunder nor do we admit we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Yours truly,
/s/ Kirkpatrick & Lockhart Nicholson Graham LLP
KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP